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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in Registration Statements Nos. 33-19767, 333-102416, 333-81790, 333-54178, 333-95433, 333-71067, 333-44693,
333-38671, 33-26783, 33-38042, 33-43839, 33-58456, 333-56023, 33-57753,
333-15327, 333-22175, 333-26093, 333-00205 and 002-002-95635 on Form S-8 and in
Registration Statement No. 333-52853 on Form S-3 of AAR CORP. of our report dated July 1, 2003 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 2003, which report appears in the May 31, 2003 annual report on Form 10-K of AAR CORP.

/s/ KPMG LLP

Chicago, Illinois
August 12, 2003